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                                   Frontier Corporation
                                   180 South Clinton Avenue
                                   Rochester, New York  14646


DATE:          March 2, 1998

CONTACT: Randal A. Simonetti (media-Frontier Corporation), 716-777-5886 Kirsten J. Sullivan (investors), 716-777-6179
          John Sidline (media-Frontier GlobalCenter), 408-328-4706

SUMMARY:  FRONTIER FINALIZES ACQUISITION OF GLOBALCENTER
          Completing transaction in six weeks underscores commitment to be fast-to-market with industry leading data services


ROCHESTER, N.Y., March 2, 1998 - Frontier Corporation (NYSE:FRO), a leading nationwide provider of integrated communications services to business customers, today announced that the acquisition by Frontier of GlobalCenter, Inc., a leader in Internet, data and digital distribution services, has been completed. The acquisition, anticipated to close between 60 and 90 days after the January 15 announcement, took only six weeks.

     Under the terms of the all stock transaction, Frontier issued .401 shares of its common stock for each share of GlobalCenter's stock. In total, and assuming all unvested options and warrants, Frontier will issue 7.3 million shares for all the outstanding shares of GlobalCenter.

     "The speed with which this transaction was completed is exactly what we wanted to achieve. Frontier, with GlobalCenter, is demonstrating its commitment to be fast-to-market with industry-leading data services," said Frontier Chief Executive Officer and President Joseph P. Clayton. "Frontier is intent on setting the standard in integrated services for business customers nationwide."

     Frontier GlobalCenter, which employs approximately 260 people and operates six domestic and international Media Distribution Centers, will remain headquartered in the Silicon Valley. The company emerged as a leader in Internet content distribution with its commitment to first-class customer service, a full suite of Internet connectivity and content services, and an acclaimed digital distribution architecture.

     Frontier GlobalCenter's digital distribution lets customers bypass standard, congested Internet pathways resulting in faster and more reliable delivery of content on the World Wide Web. It has helped businesses successfully utilize the Internet as a strategic channel for the distribution of content and commerce.
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The company counts some of the biggest brands in the Internet arena among its 8,000 business customers, with names such as Yahoo!, Netscape, USA Today, Electronic Arts and Talk City, among others.

     Frontier adds its self-healing SONET fiber optic network to Frontier GlobalCenter's data services arsenal. Combined with the company's technological leadership in the Internet arena and its comprehensive range of products, the network's advanced architecture will allow Frontier to expand Internet and data service offerings beyond today's bandwidth-limited market.

     Douglas T. Hickey, a recognized leader in the Internet and data services industries, remains at the helm as president of Frontier GlobalCenter and becomes senior vice president of Frontier, reporting directly to Clayton. Hickey will lead the development and execution of Frontier's data strategy. "Frontier's facilities-based nationwide fiber optic IP network enhances the performance we provide our existing customers, and ensures that we are able to accommodate extremely high bandwidth needs on the Internet," said Hickey. "Owning the network gives us the potential to outperform our competition, the vast majority of whom must lease bandwidth -- an increasingly scarce data commodity -- in order to operate."

     "We've worked aggressively over the past few weeks to get our complete line of products into the hands of our 1,200-member sales force, and now we're concentrating on getting them into the hands of our customers," said Clayton. "We have the products, the people and the network in place for Frontier to assume leadership in the integrated communication services industry."

     Frontier Corporation is one of the leading providers of integrated communications services -- including local telephone, long distance, wireless, Internet and data applications -- to business customers nationwide. With Frontier's state-of-the-art, self-healing, nationwide fiber optic network, customers will enjoy faster transmission speeds, greater bandwidth capacity and unrivaled reliability. For more information, visit the Frontier web site at www.frontiercorp.com.

You can receive a faxed copy of any Frontier Corporation press release dating back to March 1997, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com.